Filed Pursuant to Rule 433

Registration Statement No. 333-231039

AVERY DENNISON CORPORATION

$300,000,000 0.850% SENIOR NOTES DUE 2024

$500,000,000 2.250% SENIOR NOTES DUE 2032

PRICING TERM SHEET

August 10, 2021

This pricing term sheet should be read together with the Preliminary Prospectus Supplement dated August 10, 2021 (the “Preliminary Prospectus Supplement”) to the Prospectus dated April 26, 2019.

Issuer:	Avery Dennison Corporation

Ratings*:	Baa2 (Moody’s) / BBB (S&P)

Legal Format:	SEC-Registered

Trade Date:	August 10, 2021

Settlement Date**:	August 18, 2021 (T+6)

Joint Book-Running Managers:	Goldman Sachs & Co. LLC BofA Securities, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC

Co-Managers:	HSBC Securities (USA) Inc. Mizuho Securities USA LLC SMBC Nikko Securities America, Inc. Standard Chartered Bank Loop Capital Markets LLC

	$300,000,000 0.850% Senior Notes due 2024	$500,000,000 2.250% Senior Notes due 2032

Principal Amount:	$300,000,000	$500,000,000

Maturity Date:	August 15, 2024	February 15, 2032

Benchmark Treasury:	UST 0.375% due July 15, 2024	UST 1.625% due May 15, 2031

Benchmark Treasury Price and Yield: Spread to Benchmark Treasury:	99-24 3⁄4 / 0.453% +40 bps	102-18 / 1.344% +95 bps

Yield to Maturity: Issue Price (Price to Public): Coupon (Interest Rate):	0.853% 99.991% of principal amount 0.850%	2.294% 99.592% of principal amount 2.250%

Interest Payment Dates:	February 15 and August 15, commencing February 15, 2022	February 15 and August 15, commencing February 15, 2022

Interest Record Dates:	February 1 and August 1	February 1 and August 1

Special Mandatory Redemption	N/A	At 101%. See “Description of the Notes—Special Mandatory Redemption” in the Preliminary Prospectus Supplement.

Optional Redemption:	At any time prior to August 15, 2022, at the Treasury Rate plus 10 basis points. At any time on or after August 15, 2022, at par.	At any time prior to November 15, 2031, at the Treasury Rate plus 15 basis points. At any time on or after November 15, 2031, at par.

CUSIP:	053611 AL3	053611 AM1

ISIN:	US053611AL39	US053611AM12

*	A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.
**

Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing or the next three business days will be required, by virtue of the fact that the Notes initially will settle in T+6, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus) on Form S-3 (SEC File No. 333-231039) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (i) Goldman Sachs & Co. LLC toll-free at (866) 471-2526; (ii) BofA Securities, Inc. toll-free at (800) 294-1322; (iii) Citigroup Global Markets Inc. toll-free at (800) 831-9146; or (iv) J.P. Morgan Securities LLC collect at (212) 834-4533.